Exhibit 4.2

PROMISSORY NOTE

$1,687,500.00	May 9, 2011

FOR VALUE RECEIVED, on the Maturity Date, as such term is defined in Section 1.1(c) below, T2 BIOSYSTEMS, INC., a Delaware corporation with its chief executive office, mailing address, and principal place of business presently at 101 Hartwell Avenue, Lexington, Massachusetts 02421 (“Borrower”), promises to pay to the order of MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate created by Chapter 289 of The Acts of 1998 and established under Massachusetts General Laws Chapter 23G as amended, (“Lender”) at its principal offices at 160 Federal Street, Boston, Massachusetts 02110, or at such other place as the holder of this note may from time to time designate in writing, the principal sum of ONE MILLION SIX HUNDRED EIGHTY-SEVEN THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($1,687,500.00), or such lesser amount advanced by Lender pursuant to Section 1.1 below (the “Loan”), or so much thereof then remaining unpaid, in lawful money of the United States with interest at the rate set forth below, until fully paid. Borrower further agrees to pay upon an Event of Default, as such term is defined below, all costs, including reasonable attorneys’ fees reasonably incurred in the collection of Borrower’s obligations and the defense, preservation, enforcement or protection of Lender’s rights and remedies under this Note, or in the foreclosure of any mortgage or security interest now or hereafter securing the same or in any proceedings to otherwise enforce or protect upon an Event of Default Lender’s rights and remedies under this Note or any security therefor. Interest on this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed. Capitalized terms not defined herein shall have the meaning given to them in the Security Agreement (defined below).

1.0.         Funding; Term; Interest Rate; Payments.

1.1.         Funding; Term.

(a)           During the Interest Only Period (defined below), Borrower may request from the Lender up to six (6) advances aggregating not more than the entire stated principal amount of this Note for the purchase of laboratory equipment, tooling and beta units for system development and testing (collectively, the “Equipment”) and for reimbursement of leasehold improvement costs (the “Improvements” and, together with the Equipment, collectively, the “Collateral”), as more fully described in the Security Agreement (the “Security Agreement”) by and between Borrower and Lender of even date herewith, to be operated and maintained at the Borrower’s existing facility in Lexington, Massachusetts (the “Premises”).

(b)           Provided no Event of Default has occurred and is continuing on the date of each request for an advance, and no event or circumstance exists on such date, which with the passage time, or notice, or both would result in an Event of Default, Lender shall advance the full requested amount within ten (10) business days of the date of such request. Borrower may request up to the total of advances provided in Section 1.1 (a) above, subject to availability of funds hereunder as a result of prior advances made pursuant to said Section, provided that, (i) prior to any advance of the Loan under this Section 1.1(b) with respect to Equipment, Borrower’s request for such advance is accompanied by (a) invoices evidencing the purchase of the Equipment for which the advance is sought, and (b) evidence that delivery of the same has been made to the Premises; and further provided that such advance does not exceed ninety percent (90%) of total invoice cost of capital equipment, tooling, prototype units, and furniture and fixtures, and eighty-five percent (85%) of total invoice cost of software; and (ii) prior to any advance of the Loan under this section 1.1(b) for Improvements, Borrower’s request for such advance is accompanied by (x) invoices evidencing the purchase of the Improvements for which the advance is sought, and (y) prior to the first advance for Improvements, Borrower must deliver an AIA form of requisition signed by the Borrower and its architect and general contractor; and further provided that such advance does not exceed the greater of eight percent (80%) of costs or $250,000. Advances will be permitted to reimburse Borrower for previous purchases of new Equipment beginning in July, 2010. Advances with respect to Remote Site Collateral (as defined in the Security Agreement) shall not exceed $600,000.

(c)           The term of this Note shall commence on the date hereof (the “Effective Date”) and shall mature on May 9, 2018 (the “Maturity Date”). Borrower’s obligation to make payments of principal and interest under Section 1.2 shall commence when Lender first advances funds to Borrower in accordance with Section 1.1 (the “Initial Funding Date”).

1.2.         Payments of Principal and Interest. Payments of interest only during the first thirty (30) months after the Effective Date (the “Interest Only Period”), at the rate provided in Section 1.3 below, shall be due and payable and shall commence on the first (1st) day of the calendar month next following the Initial Funding Date, and continue on the first (1st) day of each calendar month thereafter, the “Payment Date”. Each such payment of accrued interest shall be paid in arrears. On the Payment Date next following the expiration of the Interest Only Period, the principal outstanding under this Note shall commence amortization with equal monthly payments of principal and interest (at the rate provided in Section 1.3 below), due on such Payment Date, and on each succeeding Payment Date over the remaining term of this Note such that the entire principal balance of this Note is paid in full by the Maturity Date. No further advances of principal shall be made hereunder after the expiration of the Interest Only Period.

1.3.         Interest Rate. So long as no Event of Default has occurred and is continuing (but subject to applicable cure or grace periods), and subject to the terms hereof, the principal outstanding hereunder from time to time shall bear interest at a fixed annual rate of six and one-half (6.50%) percent (the “Interest Rate”).

2.0.         Default Rate. To the extent allowed by applicable law, after the occurrence of any Event of Default and during the continuation thereof (and after giving effect to any applicable grace or cure periods), after the Maturity Date, or after judgment has been rendered on this Note, all outstanding principal and unpaid interest shall bear, until paid, interest at a rate per annum equal to five (5%) percentage points greater than that which would otherwise be applicable, assessed retroactive to the date that the Event of Default first occurs (the “Default Rate”).

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3.0.         Late Charge. If a regularly scheduled payment is not paid within (10) days of its due date, Borrower will be charged five percent (5%) of the unpaid portion of the regularly scheduled payment or ten dollars ($10.00), whichever is greater. If Lender demands payment of this Loan after the occurrence and during the continuation of an Event of Default (after giving effect to any applicable grace or cure periods), and Borrower does not pay the Loan within fifteen (15) days after Lender’s demand, Borrower will be charged five percent (5%) of the unpaid principal amount plus accrued and unpaid interest.

4.0.         Expenses. Borrower further promises to pay to Lender, promptly after receipt of an invoice therefor, and as an additional part of the unpaid principal, all costs, expenses and reasonable attorneys’ fees reasonably incurred: (a) in the protection, modification, collection, defense or enforcement of all or part of this Note or any guaranty hereof; or (b) in the foreclosure or enforcement of any mortgage or security interest which may now or hereafter secure the debt hereunder; or (c) with respect to any action reasonably taken to protect, defend, modify or sustain the lien of any such mortgage or security interest; or (d) with respect to any litigation or controversy arising from or connected with this Note, or any mortgage, security agreement, or collateral which may now or hereafter secure this Note; or (e) with respect to any act during the continuance of an Event of Default to protect defend, modify, enforce or release any of its rights or remedies with regard to, or otherwise effect collection of, any collateral which may now or in the future secure this Note. or with regard to or against Borrower or any endorser, guarantor or surety of this Note. Borrower also promises to pay Lender on the date hereof all reasonable third party costs incurred in making this loan to Borrower including without limitation Lender’s reasonable legal fees and costs, and filing fees.

5.0.         Optional Prepayment. Borrower may elect to prepay the unpaid amount of this Note, or any part thereof, without penalty or premium; provided, however, that, any such prepayment shall first be applied to (i) any unpaid expenses required by Section 4.0 above, then to (ii) late fees, if any are due, then to (iii) Default Rate interest, if any is due, then to (iv) regularly accrued but unpaid interest pursuant to Section 1.3 above, and then finally to (v) the principal.

6.0          Warrant. As part of the consideration in making the Loan on favorable terms and conditions, Borrower shall issue to Lender on the date of this Note one (1) warrant entitling Lender to purchase an aggregate of 30,000 shares of Series C preferred stock in the Borrower with an exercise price of $3.66 per share, subject to any adjustments as set forth in the warrant (the “Warrant”), in the form attached hereto as Exhibit A. The Warrant shall expire on the earlier of (i) the tenth (10th) anniversary of this Note, or (ii) the closing date of the Borrower’s Initial Public Offering, provided that Borrower shall give Lender at least sixty (60) days’ prior written notice of an approximate closing date and at least one (1) week’s prior written notice of the actual closing date.

7.0.         Default. The happening of any of the following events or conditions shall constitute an “Event of Default” under this Note:

7.1.         Failure to make any payment of principal or interest on any sum due under this Note within ten (10) days after the same shall be due and payable.

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7.2.         Failure by Borrower to observe or perform any covenant contained herein or a default or the occurrence of an event of default in any agreement between Borrower and Lender in connection herewith, including the Security Agreement, beyond the applicable grace or cure period (or, if no such grace or cure period is specified, then beyond thirty (30) days following the occurrence of any such default or event of default).

7.3.         A material default by Borrower under that certain Lease by and between Borrower and King 101 Hartwell LLC (the “Landlord”) dated [insert date], as amended, with respect to the Premises, including all addenda and riders thereto (the “Lease”), continuing beyond the applicable cure or grace period. A “material” default as provided in this Section 7.3 shall mean any default of any covenant, term or condition of the Lease that, upon failure of the Borrower to cure such default, gives the Landlord the right to terminate the Lease in accordance with the terms and conditions thereof.

7.4.         Failure of the Borrower to, at least six (6) months prior to the scheduled expiration or termination of the Lease, either (i) amend the Lease for one or more successive extensions, the duration of each such extension to be in the Borrower’s sole discretion, such that the Lease as amended terminates no earlier than that date which is six (6) full months after the Maturity Date or (ii) enter into a new lease for the same or similar purpose as the Lease at another location within Massachusetts, which lease, as amended by any subsequent extensions, the duration of which extensions are to be in the Borrower’s sole discretion, terminates no earlier than that date which is six (6) full months after the Maturity Date.

7.5.         Any amendment to the Lease made without the Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) which has the effect of (i) accelerating its scheduled expiration date, or (ii) defining the Premises as set forth in the Lease in a manner materially adverse to the collateral securing this Note, (iii) increasing the rent due, (iv) making the rent payment terms less favorable to the Borrower, (v) materially increasing any repair obligation, (vi) imposing any escalators as additional rent or (vii) amending any other financial provision of the Lease in a manner materially adverse to the Borrower.

7.6.         As of the Effective Date, any representation or warranty made by Borrower herein or in any agreement executed in connection herewith, including the Security Agreement or any statement, certificate or other data furnished by Borrower in connection herewith or with such agreements, proves to be incorrect in any material respect when made.

7.7.         A judgment or judgments for the payment of money shall be rendered against Borrower in an amount, individually or in the aggregate, of at least two hundred thousand dollars ($200,000.00), and any such judgment shall remain unbonded or unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution, and the Lender holds the reasonable belief that such unsatisfied judgment or unstayed execution is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender’s collateral for this Note.

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7.8.         Borrower shall: (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (b) admit in writing its inability to pay its debts generally as they mature; (c) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or be adjudicated as a bankrupt, or make an assignment for the benefit of creditors or consent to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) any action shall be taken by Borrower that authorizes or effects any of the foregoing.

7.9.         An order, judgment or decree shall be entered, or a case shall be commenced, against Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of Borrower or appointing a receiver, trustee or liquidator of Borrower, or of all or a substantial part of the assets of Borrower, and Borrower, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days, or an order for relief in connection therewith shall be entered.

7.10.       If Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any other corporation or entity, other than (i) a merger or reorganization involving only a change in the state of incorporation of the Borrower or (ii) the acquisition by the Borrower of another business where the Borrower survives as a going concern (in the case of an event listed in (i) and (ii) above, Borrower must provide Lender with written notice of such event within five (5) days prior to the effective date thereof).

7.11.       If any other indebtedness or obligation shall be accelerated, or if there exists any event of default under any instrument, document or agreement governing, evidencing or securing such other indebtedness or obligation, in any event, in an amount, individually or in the aggregate, of at least two hundred thousand dollars ($200,000.00); and any such amount remains unpaid or any such indebtedness or obligations remain accelerated or any such event of default remains uncured, in each case, for any period of thirty (30) consecutive days; and the Lender reasonably believes that such unpaid indebtedness or event of default is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender’s collateral for this Note.

7.12.       If Borrower moves any operations financed with any potion of the Loan proceeds, from the Premises to another site outside the Commonwealth of Massachusetts, or for any reason ceases such financed operations at the Premises.

7.13.       If Borrower fails to maintain at all times during the term a minimum balance of $300,000.00 in cash and marketable securities.

7.14.       If and when there is any public offering of the Borrower’s securities, the Borrower fails to include in such offering all of the shares subject of the Warrant without the Lender’s prior written consent.

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7.15        A default by Borrower of any payment obligation or financial covenant under any loan documents entered into between the Borrower and Silicon Valley Bank (the “Silicon Valley Financing”) or any other default which results in a notice of acceleration of such Silicon Valley Financing under any documents securing the obligation of Borrower in connection therewith.

7.16        A default by Borrower under a certain Negative Pledge Agreement by and between Borrower and Lender of even date herewith.

Upon and during the continuance of an Event of Default, the entire unpaid balance of said indebtedness, both principal and interest, and including any other sums which may become due under this Note, shall, upon written notice from the holder and at the holder’s option, immediately become due and payable without presentment, further demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower; in addition, Lender shall have those remedies available to it under Section 8 of the Security Agreement.

8.0.         Maximum Permissible Interest Rate. Borrower shall not be obligated to pay, and Lender shall not collect, interest at a rate higher than the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, Borrower is required, under the provisions hereof, pursuant to the provisions of any other agreements, instruments, documents, security agreements, mortgages, financing statements, and supplements thereto and relating to the Loan, or entered into between Borrower in favor of, or with, Lender, at any time, for any purpose, including without limitation a certain Security Agreement and Negative Pledge Agreement, both of even date herewith (the “Loan Documents”) or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate shall be applied to principal outstanding hereunder or, if received by applicable law, shall be returned to Borrower.

9.0.         Source of Loan; Limited Recourse. Borrower hereby acknowledges that the Loan is being made in part by Lender from the Commonwealth of Massachusetts’s Emerging Technology Fund, created pursuant to Section 27 of Chapter 23G of Massachusetts General Laws (the “ETF”), which is administered by Lender. In consideration of the Lender’s agreement to make the Loan, to the extent that the Borrower ever has any off-sets, defenses or claims against the Lender or its subsidiaries, affiliates, any members of the ETF advisory committee, parents, officers, directors, employees, agents, predecessors, successors and assigns, both present and former (collectively, the “Lender Affiliates”), the Borrower and its partners, subsidiaries, affiliates, parents, officers, directors, employees, agents, heirs, successors, assigns, and executors (collectively, the “Obligor Parties”), agree that any recourse an Obligor Party may have against the Lender or the Lender Affiliates will be limited to the ETF for any action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever asserted or unasserted, in contract, tort, law or in equity which the Obligor Parties may have upon or against the Lender or the Lender Affiliates by reason of any matter, cause, causes or thing whatsoever including, without limitation, to any claim that relates to, in whole or in part, directly or indirectly (a) the making or administration of the Loan, including, without limitation, such claims and defenses based on mistake, usury, misrepresentation, or

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negligence; (b) any covenants, agreements, duties, or obligations set forth in the Loan Documents; (c) the actions or omissions of any of the Lender and/or the Lender Affiliates in connection with the initiation or continuing exercise of any right or remedy contained in the Loan Documents or at law or in equity; (d) lost profits; (e) loss of business opportunity; (f) increased financing costs; (g) increased legal or administrative fees; or (h) damages to business reputation, but excluding in each of the foregoing cases the gross negligence and willful misconduct of the Lender.

10.0.       Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document(s), together with an agreement reasonably satisfactory to the Borrower to indemnify the Borrower from any loss incurred by it in connection therewith, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

11.0.       Commitment Letter. The terms and conditions of that certain Commitment Letter executed by Lender and Borrower and dated February 25, 2011, to the extent not inconsistent herewith, are incorporated herein by reference.

12.0.       Consent To Jurisdiction. Borrower hereby agrees that any state or local court of the Commonwealth of Massachusetts or any United States District Court for the District of Massachusetts or, at the option of Lender, any court within the Commonwealth of Massachusetts in which Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy, shall have exclusive jurisdiction to hear and determine any claims or disputes between Borrower and Lender pertaining directly or indirectly to this Note or to any matter arising in connection with this Note.

13.0        Waivers. Borrower agrees that no delay or failure on the part of the holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein are cumulative, and may be enforced successively, alternately, or concurrently and are not exclusive of any rights or remedies which holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between Borrower and Lender.

Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Borrower hereby assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, and to the addition, release and/or substitution of all or any portion of any collateral now or hereafter securing this Note.

BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN

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CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN AND ACCEPT THIS NOTE.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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This Note is executed as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

WITNESS:	BORROWER:

T2 BIOSYSTEMS, INC.

/s/ [ILLEGIBLE]	By:	/s/ John McDonough
Name: John McDonough
Title: President and CEO
Hereunto Duly Authorized

Signature Page to Promissory Note

Exhibit A

Form of Warrant

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THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

No. C-1

WARRANT TO PURCHASE 30,000 SHARES OF
SERIES C PREFERRED STOCK
OF
T2 BIOSYSTEMS, INC.

(Void after              , 2021)

1.                                 Issuance of Warrant. FOR VALUE RECEIVED, on and after the date of issuance of this Warrant, and subject to the terms and conditions herein set forth, the Holder (as defined below) is entitled to purchase from T2 Biosystems, Inc., a Delaware corporation (the “Company”), at any time before 5:00 p.m. Eastern time on the Termination Date (as defined below and subject to adjustment as described below), at a price per share equal to the Warrant Price (as defined below and subject to adjustment as described below), the Warrant Stock (as defined below and subject to adjustment as described below) upon exercise of this warrant (this “Warrant”) pursuant to Section 6 hereof, or convert the Warrant into Warrant Stock pursuant to Section 7 hereof.

2.                                 Definitions. As used in this Warrant, the following terms have the definitions ascribed to them below:

(a)                                 “Acceleration Event” means (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or capital stock, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity or its parent entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s voting securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company in a transaction structured as a business combination (or the surviving or acquiring entity or its parent entity), (iv) a liquidation, dissolution or winding up of the Company, (v) the closing of the Company’s first underwritten public offering of its securities pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (vi) the conversion of all of the shares of Series C Preferred Stock issued and outstanding (as of the time of the notice specified in Section 3(g) hereof into Common Stock); provided, however, that a transaction shall not constitute an Acceleration Event if its sole purpose is to change the state of the Company’s incorporation. Notwithstanding the prior sentence, the sale, transfer or other disposition of shares of capital stock of the Company in a financing transaction or for other capital raising purposes shall not be deemed an “Acceleration Event.”

(b)                                          “Business Day” means any day other than a Saturday, Sunday or other day on which the national or state banks located in the Commonwealth of Massachusetts are authorized to be closed.

(c)                                           “Commencement Date” means                              , 2011.

(d)                                          “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(e)                                           “Promissory Note” means the Promissory Note, dated as of                              , 2011, issued by the Company to Massachusetts Development Finance Agency. Capitalized terms not defined herein shall have the meaning set forth in the Promissory Note.

(f)                                            “Exercise Period” means, subject to Section 3(g), the period commencing on the Commencement Date and ending at 5:00 p.m. Eastern time on the Termination Date; provided, however, the Exercise Period shall end and this Warrant shall no longer be exercisable and shall become null and void (except the right to receive the securities and property to which the Holder is entitled by virtue of exercising or converting this Warrant in connection with any Acceleration Event) upon consummation of an Acceleration Event. In the event the Company proposes to consummate an Acceleration Event, this Warrant shall automatically be deemed to be converted pursuant to Section 7 subject to the consummation of such Acceleration Event, and such conversion shall be deemed to have occurred immediately prior to the consummation of such Acceleration Event without any further action on behalf of Holder.

(g)                                           “Holder” means the Massachusetts Development Finance Agency, or its assigns.

(h)                                          “Series C Preferred Stock” means the Series C Preferred Stock, par value of $.001 per share, of the Company.

(i)                                              “Termination Date” means the earlier of (i) the tenth (10th) anniversary of the Promissory Note or (ii) the closing date of the Company’s Initial Public Offering, provided that the Company shall give the Holder at least sixty (60) days’ prior written notice of an approximate closing date and at least one (1) week’s prior written notice of the actual closing date.

(j)                               “Warrant Price” means $3.6608 per share.

(k)                            “Warrant Stock” means the shares of Series C Preferred Stock (or other securities) purchasable upon exercise of this Warrant or issuable upon conversion of this Warrant. The total number of shares issuable upon the exercise of this Warrant at any time shall be 30,000 shares, subject to adjustment as described in Section 3 hereof.

Notwithstanding the foregoing, this Warrant shall become fully vested immediately prior to the consummation of an Acceleration Event.

3.                                      Adjustments and Notices. The Warrant Price and the number of shares of Warrant Stock shall be subject to adjustment from time to time in accordance with this Section 3.

(a)                                          Subdivisions, Stock Dividends or Combinations. In case the Company shall at any time subdivide the outstanding shares of Series C Preferred Stock or shall issue shares of Series C Preferred Stock as a stock dividend on the Common Stock or Series C Preferred Stock, the Warrant Price in effect prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Company shall at any time combine the outstanding shares of the Series C Preferred Stock, the Warrant Price in effect immediately prior to such combination shall be proportionately increased, in each case effective at the close of business on the date of such subdivision, dividend or combination, as the case may be. The provisions of this Section 3(a) shall similarly apply to successive subdivisions, stock dividends or combinations.

(b)                                          Reclassification, Exchange, Substitution, In-Kind Distribution. Upon any reclassification, exchange, substitution or other event, other than an Acceleration Event, that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant or upon the payment of a dividend in securities or property other than shares of Series C Preferred Stock, the Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received if this Warrant had been exercised or converted immediately before the record date for such reclassification, exchange, substitution, or other event, other than an Acceleration Event, or immediately prior to the record date for such dividend. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be substantially similar to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise or conversion of the new warrant; provided, however, that the aggregate Warrant Price shall not be adjusted. The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events and successive dividends.

(c)                                           Certificate of Adjustment. In each case of an adjustment or readjustment of the Warrant Price, the Company, at its own expense, shall cause its chief financial officer (or comparable officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. No adjustment of the Warrant Price shall be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

(d)                                          Adjustment to Number of Shares of Warrant Stock. In the event the Warrant Price is adjusted under any provision of this Section 3, the number of shares of Warrant Stock shall be simultaneously adjusted by multiplying the number of shares of Warrant Stock by a fraction, the numerator of which is the Warrant Price in effect immediately prior to such adjustment and the denominator of which is the Warrant Price in effect immediately after such adjustment.

(e)                                           No Impairment. The Company shall not, by amendment of its filed Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all of the provisions of this Section 3 and in taking all such action as may be necessary or appropriate to protect the Holder’s rights under this Section 3 against impairment.

(f)                                            Fractional Shares. No fractional shares shall be issuable upon exercise or conversion of the Warrant and the number of shares to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying the Holder an amount computed by multiplying the fractional interest by the fair market value of a full share.

(g)                                           Notice of Certain Events and Automatic Conversion/Exercise of the Warrant. If, at any time while this Warrant is outstanding, the Company proposes to consummate an Acceleration Event, the Company shall give the Holder of this Warrant notice thereof at least five (5) Business Days before the proposed consummation date for such Acceleration Event, and upon the closing or consummation of such Acceleration Event, this Warrant shall automatically convert in accordance with Section 7(b). Notwithstanding the foregoing, the Company does not have to provide the Holder of this Warrant notice under this Section 3(g) if the purpose of such transaction is to change the state of the Company’s incorporation or if the sale, transfer or other disposition of shares of capital stock of the Company is in a financing transaction or for other capital raising purposes, provided, however, that the Holder shall automatically have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such transaction if it had been, immediately prior to such transaction, the holder of the number of Warrant Stock then issuable upon exercise in full of this Warrant.

4.                                                    No Stockholder Rights. This Warrant, by itself, as distinguished from any shares issued hereunder, shall not entitle its Holder to any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.

5.                                      Reservation of Stock. On and after the Commencement Date, the Company will reserve from its authorized and unissued Series C Preferred Stock a sufficient number of shares to provide for the issuance of Warrant Stock upon the exercise of this Warrant, and to provide for the issuance of Common Stock upon conversion of the Warrant Stock. Issuance of this Warrant shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock issuable upon the exercise or conversion of this Warrant, and Common Stock issuable upon conversion of the Warrant Stock. If at any time during the Exercise Period the number of authorized but unissued shares of Series C Preferred Stock shall not be sufficient to permit the exercise or conversion of this Warrant, the Company will take such corporation action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series C Preferred Stock to such number of shares as shall be sufficient for such purposes.

6.                                      Exercise of Warrant. The Holder may exercise this Warrant or any portion hereof by surrendering this Warrant, together with the Notice of Exercise and Investment Representation Statement in the forms attached hereto as Attachments 1 and 2, respectively, executed and delivered to the principal office of the Company, specifying the portion of the Warrant to be exercised and accompanied by payment in full of the Warrant Price in cash or by check with respect to the shares of Warrant Stock being purchased. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Warrant Stock issuable upon such exercise. If this Warrant shall be exercised for less than the total number of shares of Warrant Stock then issuable upon exercise, promptly after surrender of this Warrant upon such exercise, the Company shall execute and deliver a new warrant, dated as of the Commencement Date, evidencing the right of the Holder to the balance of the Warrant Stock purchasable hereunder upon the same terms and conditions set forth herein.

7.                                      Cashless Net Exercise.

(a)                                 Optional Conversion. In lieu of exercising this Warrant or any portion hereof, at any time the Holder hereof shall have the right to convert this Warrant or any portion hereof into Warrant Stock by executing and delivering to the Company at its principal office the Investment Representation Statement and Notice of Conversion in the forms attached hereto as Attachments 2 and 3, respectively, specifying the portion of the Warrant to be converted, and accompanied by this Warrant.

(b)                                 Conversion Mechanics. The number of shares of Warrant Stock to be issued to Holder upon such conversion shall be computed using the following formula:

X =	Y(A – B)
A

Where:                            X = the number of shares of Series C Preferred Stock to be issued to the Holder for the portion of the Warrant being converted;

Y = the number of shares of Series C Preferred Stock issuable upon exercise of the Warrant in full or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation);

A = the fair market value of one share of Warrant Stock, which means (a) the average of the closing prices of the Warrant Stock for the twenty (20) trading days immediately prior to the date the notice of conversion is received by the Company, as reported in the principal market for such securities or, if no such market exists, as determined in good faith by the Company’s Board of Directors, or (b) if this Warrant is being converted in conjunction with a public offering of stock, the price to the public per share of the Common Stock in such offering multiplied by the number of shares of Common Stock into which each share of Series C Preferred Stock is then convertible; and

B = the Warrant Price.

Any portion of this Warrant that is converted shall be immediately canceled. This Warrant or any portion hereof shall be deemed to have been converted immediately prior to the close of business on the date of its surrender for conversion as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such conversion shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Warrant Stock issuable upon such conversion. If the Warrant shall be converted for less than the total number of shares of Warrant Stock then issuable upon conversion, promptly after surrender of the Warrant upon such conversion, the Company will execute and deliver a new warrant, dated as of the Commencement Date, evidencing the right of the Holder to the balance of the Warrant Stock purchasable hereunder upon the same terms and conditions set forth herein.

8.                                      Transfer of Warrant. This Warrant may be transferred or assigned by the Holder hereof in whole or in part, provided that the transferor provides, at the Company’s request, an opinion of counsel satisfactory to the Company that such transfer does not require registration under the Securities Act and the securities law applicable with respect to any other applicable jurisdiction. In the event of a transfer or assignment as provided herein, the Holder and transferee or assignee shall execute and deliver a Transfer Form in the form attached hereto as Attachment 4 to the Company, and the Company shall promptly issue a new warrant (or warrants, if applicable) pursuant to the instructions in such Transfer Form.

Notwithstanding anything to the contrary herein, the Holder may transfer or assign this Warrant, in whole or in part, without providing the Company an opinion of counsel or any other documentation (a) to an affiliate of the Holder or (b) to a charitable organization if the Company becomes the subject of foreign ownership, control or influence, provided that the Holder and transferee or assignee execute and deliver a Transfer Form in the form attached hereto as Attachment 4 to the Company. Notwithstanding the foregoing, this Warrant may not be transferred to a competitor of the Company, or a foreign person, foreign government, or person controlled by or acting on behalf of a foreign person or government, without the written consent of the Company.

9.                                      Termination. This Warrant shall terminate at 5:00 p.m. eastern time on the Termination Date.

10.                               Representations and Warranties. The Company hereby represents and warrants to the Holder that:

(a)                                 The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current charter or bylaws or any material agreements or instrument by which it is bound or to which its properties or assets are subject.

(b)                                 The Warrant Stock, when issued, and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and, based in part upon the representations and warranties of the Holder as set forth in Attachment 2, will be issued in compliance with all applicable federal and state securities laws.

11.                               Loss or Mutilation. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction of such Warrant), and, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu hereof, a new Warrant of like tenor.

12.                               Miscellaneous. This Warrant shall be governed in all material respects by the internal laws of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. In the event of any dispute among the Holder and the Company arising out of the terms of this Warrant, the parties hereby consent to the exclusive jurisdiction of the federal and state courts located in the State of Delaware for resolution of such dispute, and agree not to contest such exclusive jurisdiction or seek to transfer any action relating to such dispute to any other jurisdiction. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and the Holder of this Warrant. All notices and other communications from the Company to the Holder of this Warrant shall be delivered personally or by facsimile or other electronic transmission or mailed by first class mail, postage prepaid, to the address, facsimile number or electronic address furnished to the Company in writing by the last Holder of this Warrant who shall have furnished an address, facsimile number or electronic address to the Company in writing, and if mailed shall be deemed given three (3) days after deposit in the United States mail.

ISSUED:                                                 , 2011

T2 BIOSYSTEMS, INC.

By:
Name: John McDonough
Title: President and Chief Executive Officer

Agreed to and accepted:

HOLDER:

Massachusetts Development Finance Agency

By:

Name:

Title:

ATTACHMENT 1

NOTICE OF EXERCISE

TO: T2 Biosystems, Inc.

1.              The undersigned hereby elects to purchase                                              shares of the Warrant Stock of                           pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.

2.              Please issue a certificate or certificates representing said shares of Warrant Stock in the name of the undersigned or in such other name as is specified below:

Name:

Address:

Date:	MASSACHUSETTS DEVELOPMENT
FINANCE AGENCY

By:

Name:

Title:

ATTACHMENT 2

INVESTMENT REPRESENTATION STATEMENT

Shares of the Series C Preferred Stock

(as defined in the attached Warrant)

In connection with the purchase of the above-listed securities, the undersigned hereby represents to T2 Biosystems, Inc. (the “Company”) as follows:

(a)                                 The securities to be received upon the exercise of the Warrant (the “Securities”) will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and the undersigned has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this statement, the undersigned further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any Securities issuable upon exercise of the Warrant.

(b)                                 The undersigned understands that the Securities issuable upon exercise of the Warrant at the time of issuance may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and state law, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the undersigned’s representations set forth herein.

(c)                                  The undersigned agrees that in no event will it make a disposition of any Securities acquired upon the exercise of the Warrant unless and until the undersigned provides, at the Company’s request, an opinion of counsel reasonably satisfactory to the Company that such transfer does not require registration under the Securities Act and the securities laws applicable with respect to any other applicable jurisdiction and that the transfer does not constitute a transaction with a foreign person, foreign government, or person controlled by or acting on behalf of a foreign government. Notwithstanding the foregoing, no opinion of counsel or any other documentation shall be necessary and such transfer or assignment by the undersigned shall be permitted (a) if such transfer or assignment is to an affiliate of the undersigned or (b) if the Company becomes the subject of foreign ownership, control or influence and such transfer or assignment is to a charitable organization.

(d)                                 The undersigned acknowledges that an investment in the Company is highly speculative and represents that it is able to fend for itself in the transactions contemplated by this statement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investments, and has the ability to bear the economic risks (including the risk of a total loss) of its investment. The undersigned represents that it has had the opportunity to ask questions of the Company concerning the Company’s business and assets and to obtain any additional information which it considered necessary to verify the accuracy of or to amplify the Company’s disclosures, and has had all questions which have been asked by it satisfactorily answered by the Company.

(c) The undersigned acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The undersigned is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, and the resale occurring not less than six months after a party has purchased and paid for the security to be sold. The undersigned understands that the current public information referred to above is not now available and the Company has no present plans to make such information available. The undersigned acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time the undersigned wishes to sell the Securities, and that, in such event, the Investor may be precluded from selling such Securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. The undersigned acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Securities.

(f) The undersigned is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

Date:	MASSACHUSETTS DEVELOPMENT
FINANCE AGENCY

By:

Name:

Title:

ATTACHMENT 3

NOTICE OF CONVERSION

TO: T2 Biosystems, Inc.

1.                                 The undersigned hereby elects to acquire                  shares of the Warrant Stock of                         pursuant to the terms of the attached Warrant, by conversion of         percent (           %) of the Warrant.

2.                                 Please issue a certificate or certificates representing said shares of Warrant Stock in the name of the undersigned or in such other name as is specified below and to the address as is specified below:

Name:

Address:

Date:	MASSACHUSETTS DEVELOPMENT
FINANCE AGENCY

By:

Name:

Title:

ATTACHMENT 4

TRANSFER FORM

The undersigned holder of this Warrant hereby assigns and transfers unto the Transferee named below all of the rights of the undersigned Holder under the Warrant enclosed herewith, with respect to the number of shares of Series C Preferred Stock of T2 Biosystems, Inc. (“Company”) set forth below:

Name of Transferee	Address	No. of Shares

Please issue a (1) new Warrant (or new Warrants if applicable) to the above-referenced name(s) for the number of shares of Series C Preferred Stock as specified above and (2) if applicable, for the untransferred portion of the enclosed Warrant in the name of the undersigned Holder.

Date:	MASSACHUSETTS DEVELOPMENT
FINANCE AGENCY

By:

Name:

Title:

The undersigned Transferee represents that (1) the Warrant to be issued to Transferee is being acquired, and any share of stock issuable upon exercise or conversion of such Warrant will be acquired, for investment purposes, (2) the Transferee is not acquiring the Warrant with a view to or for sale in connection with, any distribution thereof, nor with any present intention to sell or otherwise dispose of such Warrant except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, (3) the Transferee is not a foreign person, foreign government, or person controlled by or acting on behalf of a foreign person or government and (4) the Transferee is not a competitor of the Company.

The Transferee hereby agrees to be bound by all of the terms and provisions of the Warrant.

Date:	Transferee:

By:

Name:

Title: